Exhibit 99.1

Investor Relations Update

January 12, 2016

General Overview

•	Pre-tax Margin—The Company expects its fourth quarter pre-tax margin excluding special charges to be approximately 12 to 14 percent.

•	Capacity—2015 total system capacity was up approximately 1 percent vs. 2014. Full year domestic capacity was up approximately 1 percent to 2 percent year-over-year, while international capacity was flat to up approximately 1 percent vs. 2014.

•	Cash—As of December 31, 2015, the Company had approximately $6.9 billion in total cash and short-term investments, of which $695 million was restricted.(the foregoing amounts are after giving effect to the write-off of Venezuelan bolivars described below). The Company also had an undrawn revolving credit facility of $2.4 billion.

•	Fuel—For the fourth quarter 2015, the Company expects to pay an average of between $1.48 and $1.53 per gallon of mainline jet fuel (including taxes). Forecasted volume and fuel prices are provided in the tables below.

•	Cargo / Other Revenue—Includes cargo revenue, frequent flyer revenue, ticket change fees, excess/overweight baggage fees, first and second bag fees, contract services, airport clubs and inflight service revenues.

•	Taxes—As of December 31, 2014, AAG had approximately $10.1 billion of net operating losses (NOLs) available to reduce future federal taxable income, substantially all of which are expected to be available for use in 2015. The Company also had approximately $4.6 billion of NOLs available to reduce future state taxable income, substantially all of which are expected to be available for use in 2015. The Company currently expects to record a nominal amount of cash tax expense in the fourth quarter of 2015 related to certain states and foreign jurisdictions where NOLs are limited or not available to be used.

•	Labor Update - On November 30th, 2015, the Company ratified a joint collective bargaining agreement (JCBA) covering its Customer Service, Customer Assistance, Premium Service, Reservations and Travel Center employees. The Company expects the JCBA to increase 2016 full year consolidated CASM by approximately 0.5 points.

•	Fourth Quarter Special Items - The Company expects to book a net special credit of approximately $2 billion in the fourth quarter, consisting principally of the following items:

Venezuela Cash Position - In connection with the preparation of the Company’s financial statements for the fourth quarter of 2015, management has concluded that due to continued lack of repatriations and deterioration of economic conditions in Venezuela, the Company will recognize a $592 million special charge in the fourth quarter of 2015 to write off all of the value of Venezuelan bolivars held.

Income Tax Valuation Allowance Reversal - In accordance with U.S. Generally Accepted Accounting Principles (GAAP), the Company provides a valuation allowance for its deferred tax assets, which includes the NOLs, when it is more likely than not that some portion, or all, of its deferred tax assets will not be realized. As of September 30, 2015, a full valuation allowance was provided on these deferred tax assets. In connection with the preparation of the Company’s financial statements for the fourth quarter of 2015, management has determined that critical integration milestones have been met, and for purposes of applicable GAAP, the Company will be profitable on a sustained basis. Accordingly, the Company will reverse approximately $2.9 billion of the valuation allowance as of December 31, 2015.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Mainline Update

January 12, 2016

Mainline Comments

•	All operating expenses are for mainline operated flights only. Please refer to the following page for information pertaining to regional data.

•	Mainline capacity increase of approximately 1 percent for the year was comprised of stage length related increase of approximately 1 percent, gauge related increase of approximately 2 percent and a departure related reduction of approximately 3 percent.

	1Q15A1	2Q15A1	3Q15A1	4Q15E1	FY15E1,5
Mainline Guidance
Available Seat Miles (ASMs) (bil)	55.9	61.9	63.5	~58.1	~239.4
CASM ex fuel and special items (YOY % change)[2]	9.49	8.77	8.56	+5.5% to +7.5%	+4% to +6%

Cargo Revenues ($ mil)	194	194	180	~190	~758
Other Revenues ($ mil)	1,192	1,219	1,173	~1,135	~4,719

Average Fuel Price (incl. taxes) ($/gal) (as of 12/31/2015)	1.83	1.90	1.67	1.48 to 1.53	1.70 to 1.75
Fuel Gallons Consumed (mil)	846	936	954	~875	~3,611

Interest Income ($ mil)	(10)	(10)	(10)	~(10)	~(40)
Interest Expense ($ mil)	210	223	219	~229	~881
Other Non-Operating (Income)/Expense ($ mil)[3,4]	81	—	60	~13	~154

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	(241)	(206)	(239)	~(243)	~(930)

Gross Aircraft CAPEX & net PDPs	(1,400)	(1,445)	(1,198)	~(1,299)	~(5,342)
Assumed Aircraft Financing	745	225	1,720	~516	~3,206

Net Aircraft CAPEX & PDPs[5]	(655)	(1,220)	522	~(783)	~(2,136)

Notes:

1.	Combined data for US Airways and American Airlines flights prior to October 17, 2015.
2.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
3.	Excludes special items; please see the GAAP to non-GAAP reconciliation at the end of this document.
4.	Other Non-Operating (Income)/Expense primarily includes gains and losses from foreign currency.
5.	Numbers may not recalculate due to rounding.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Regional Update

January 12, 2016

Regional Comments

•	AAG receives feed from 10 regional airlines, including wholly owned subsidiaries Envoy, PSA Airlines and Piedmont Airlines.

•	All operating expenses (including capacity purchase agreements) associated with regional operations are included within the regional non-fuel operating expense line item on the income statement.

•	Regional capacity increase of approximately 4 percent for the year was comprised of gauge related increase of approximately 4 percent, a stage length related increase of approximately 1 percent and a departure related decrease of approximately 1 percent.

	1Q15A	2Q15A	3Q15A	4Q15E	FY15E
Regional Guidance
Available Seat Miles (ASMs) (bil)	6.94	7.48	7.63	~7.31	~29.36
CASM ex fuel and special items (YOY % change)[1]	16.47	16.02	15.78	+1% to +3%	+0% to +2%

Average Fuel Price (incl. taxes) ($/gal) (as of 12/31/2015)	1.86	1.91	1.67	1.45 to 1.49	1.71 to 1.76
Fuel Gallons Consumed (mil)	167	182	186	~177	~712

Regional Airlines
Envoy[2]	Mesa Airlines, Inc.
SkyWest Airlines, Inc.[3]	Piedmont Airlines, Inc.[2]
ExpressJet Airlines, Inc.[3]	PSA Airlines, Inc.[2]
Republic Airline Inc.	Trans States Airlines, Inc.
Air Wisconsin Airlines Corporation	Compass Airlines, LLC

Notes:

1.	CASM ex fuel and special items is a non-GAAP financial measure. Please see the GAAP to non-GAAP reconciliation at the end of this document.
2.	Wholly owned subsidiary of American Airlines Group Inc.
3.	Pro-rate agreement and capacity purchase agreement.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update

January 12, 2016

Fleet Comments

•	In 2015, the Company took delivery of 75 mainline aircraft including 7 A319 aircraft, 35 A321 aircraft, 18 738 aircraft, 2 773 aircraft, and 13 788 aircraft. Including the aircraft previously reclassified as permanently retired, the Company retired 112 aircraft, including 9 A320 aircraft, 42 757 aircraft, 6 762 aircraft, 13 763 aircraft and 42 MD80 aircraft.

•	In 2015, the Company increased its regional fleet size by 23 CRJ900 aircraft and 29 E175 aircraft. The Company removed and placed in temporary storage 20 ERJ140 aircraft, and retired 11 aircraft including 10 CRJ-200 and 1 Dash 8-100 aircraft.

	Active Mainline Ending Fleet Count
	2014A	1Q15A	2Q15A	3Q15A	4Q15A
A319	118	122	125	125	125
A320	64	57	55	55	55
A321	139	148	159	167	174
A332	15	15	15	15	15
A333	9	9	9	9	9
B738	246	250	256	259	264
B757	106	97	82	67	64
B762	6	—	—	—	—
B763	58	57	56	49	45
B772	47	47	47	47	47
B773	16	17	17	17	18
B788	—	2	6	11	13
E190	20	20	20	20	20
MD80	139	132	116	102	97

	983	973	963	943	946

	Active Regional Ending Fleet Count [1]
	2014A	1Q15A	2Q15A	3Q15A	4Q15A
CRJ200	138	138	138	135	128
CRJ700	61	61	61	61	61
CRJ900	77	86	91	93	100
DASH 8-100	27	27	26	26	26
DASH 8-300	11	11	11	11	11
E170	20	20	20	20	20
E175	80	87	91	100	109
ERJ140	34	29	22	20	14
ERJ145	118	118	118	118	118

	566	577	578	584	587

Notes:

1.	At the end of 2015, the Company had 45 E140 regional aircraft in temporary storage not included in the active regional ending fleet count.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding

January 12, 2016

Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2015 are listed below.

•	On January 27, 2015, the Company announced that its Board had authorized a $2 billion share repurchase program which was completed in the third quarter of 2015. On July 23, 2015 the Company’s Board authorized an additional $2 billion share repurchase program to be completed by the end of 2016. Lastly, on October 21, 2015 the Company’s Board authorized a new $2 billion share repurchase program to be completed by the end of 2016. This brings the total amount authorized for share repurchase programs in 2015 to $6 billion.

•	In the fourth quarter, the Company repurchased 25.6 million shares at a cost of $1.1 billion. This brings the total number of shares repurchased in 2015 to 85.1 million at a total cost of $3.58 billion. In addition, in the fourth quarter, the company elected to pay approximately $246 million in tax withholdings for employees in lieu of issuing shares of common stock, thereby reducing the number of shares by approximately 5.7 million. This brings the total number of shares withheld to cover employee taxes in 2015 to 7.0 million at a total cost of $306 million.

2015 Shares Outstanding (shares mil)[1]

	Shares
For Q4	Basic	Diluted
Earnings	627	644
Net loss	627	627

	Shares
For FY 2015 Average	Basic	Diluted
Earnings	668	687
Net loss	668	668

Notes:

1.	Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation

January 12, 2016

The Company is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel and special items and regional CASM excluding fuel and special items is useful to investors because both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.

	American Airlines Group Inc GAAP to Non-GAAP Reconciliation
	($ mil except ASM and CASM data)
	1Q15	2Q15	3Q15	4Q15 Range		FY15 Range
	Actual	Actual	Actual	Low	High	Low	High
Mainline
Mainline operating expenses[1]	$7,149	$7,349	$7,189	$6,609	$6,754	$28,303	$28,760
Less mainline fuel	1,544	1,774	1,593	1,295	1,339	6,206	6,250
Less special items	303	144	163	—	—	610	610

Mainline operating expense excluding fuel and special items	5,302	5,431	5,433	5,314	5,415	21,487	21,900

Mainline CASM (cts)[1]	12.80	11.87	11.33	11.38	11.62	11.82	12.01

Mainline CASM excluding fuel and special items (Non-GAAP) (cts)	9.49	8.77	8.56	9.15	9.32	8.98	9.15

Mainline ASMs (bil)	55.9	61.9	63.5	58.1	58.1	239.4	239.4

Regional
Regional operating expenses[1]	$1,462	$1,557	$1,518	$1,428	$1,460	$5,925	$6,028
Less regional fuel expense	311	349	310	257	266	1,226	1,235
Less special items	7	10	2	—	—	19	19

Regional operating expenses excluding fuel and special items	1,144	1,198	1,206	1,172	1,195	4,680	4,774

Regional CASM (cts)[1]	21.07	20.82	19.89	19.54	19.98	20.18	20.53

Regional CASM excluding fuel and special items (Non-GAAP) (cts)	16.47	16.02	15.78	16.03	16.35	15.94	16.26

Regional ASMs (bil)	6.94	7.48	7.63	7.31	7.31	29.36	29.36

Other Non-Operating (Income)/Expense
Other non-operating (income)/expense[1]	$73	$(11)	$81	$13	$13	$156	$156
Less special items	(8)	(11)	21	—	—	2	2

Other non-operating (income)/expense excluding special items	81	—	60	13	13	154	154

Notes:	Amounts may not recalculate due to rounding.

(1)	Forecasted expenses exclude special items.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements

January 12, 2016

Cautionary Statement Regarding Forward-Looking Statements

This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts, such as, without limitation, statements that discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. These forward-looking statements are based on the current objectives, beliefs and expectations of the Company, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: significant operating losses in the future; downturns in economic conditions that adversely affect the Company’s business; the impact of continued periods of high volatility in fuel costs, increased fuel prices and significant disruptions in the supply of aircraft fuel; competitive practices in the industry, including the impact of low cost carriers, airline alliances and industry consolidation; the challenges and costs of integrating operations and realizing anticipated synergies and other benefits of the merger transaction with US Airways Group, Inc.; the Company’s substantial indebtedness and other obligations and the effect they could have on the Company’s business and liquidity; an inability to obtain sufficient financing or other capital to operate successfully and in accordance with the Company’s current business plan; increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates; the effect the Company’s high level of fixed obligations may have on its ability to fund general corporate requirements, obtain additional financing and respond to competitive developments and adverse economic and industry conditions; the Company’s significant pension and other post-employment benefit funding obligations; the impact of any failure to comply with the covenants contained in financing arrangements; provisions in credit card processing and other commercial agreements that may materially reduce the Company’s liquidity; the impact of union disputes, employee strikes and other labor-related disruptions; any inability to maintain labor costs at competitive levels; interruptions or disruptions in service at one or more of the Company’s hub airports; costs of ongoing data security compliance requirements and the impact of any significant data security breach; any inability to obtain and maintain adequate facilities, infrastructure and slots to operate the Company’s flight schedule and expand or change its route network; the Company’s reliance on third-party regional operators or third-party service providers that have the ability to affect the Company’s revenue and the public’s perception about its services; any inability to effectively manage the costs, rights and functionality of third-party distribution channels on which the Company relies; extensive government regulation, which may result in increases in the Company’s costs, disruptions to the Company’s operations, limits on the Company’s operating flexibility, reductions in the demand for air travel, and competitive disadvantages; the impact of the heavy taxation on the airline industry; changes to the Company’s business model that may not successfully increase revenues and may cause operational difficulties or decreased demand; the loss of key personnel or inability to attract and retain additional qualified personnel; the impact of conflicts overseas, terrorist attacks and ongoing security concerns; the global scope of the Company’s business and any associated economic and political instability or adverse effects of events, circumstances or government actions beyond its control, including the impact of foreign currency exchange rate fluctuations and limitations on the repatriation of cash held in foreign countries; the impact of environmental regulation; the Company’s reliance on technology and automated systems and the impact of any failure of these technologies or systems; challenges in integrating the Company’s computer, communications and other technology systems; losses and adverse publicity stemming from any accident involving any of the Company’s aircraft or the aircraft of its regional or codeshare operators; delays in scheduled aircraft deliveries, or other loss of anticipated fleet capacity, and failure of new aircraft to perform as expected; the Company’s dependence on a limited number of suppliers for aircraft, aircraft engines and parts; the impact of changing economic and other conditions beyond the Company’s control, including global events that affect travel behavior such as an outbreak of a contagious disease, and volatility and fluctuations in the Company’s results of operations due to seasonality; the effect of a higher than normal number of pilot retirements and a potential shortage of pilots; the impact of possible future increases in insurance costs or reductions in available insurance coverage; the effect of a lawsuit that was filed in connection with the merger transaction with US Airways Group, Inc. and remains pending; an inability to use net operating losses carried forward from prior taxable years (NOL Carryforwards); any impairment in the amount of goodwill the Company recorded as a result of the application of the acquisition method of accounting and an inability to realize the full value of the Company’s and American Airlines’ respective intangible or long-lived assets and any material impairment charges that would be recorded as a result; actions that American may take in connection with its integration with US Airways that may not be to its advantage on a stand-alone basis; price volatility of the Company’s common stock; the effects of the Company’s capital deployment program and the limitation, suspension or discontinuation of the Company’s share repurchase program or dividend payments thereunder; delay or prevention of stockholders’ ability to change the composition of the Company’s board of directors and the effect this may have on takeover attempts that some of the Company’s stockholders might consider beneficial; the effect of provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws that limit ownership and voting of its equity interests, including its common stock; the effect of limitations in the Company’s Restated Certificate of Incorporation on acquisitions and dispositions of its common stock designed to protect its NOL Carryforwards and certain other tax attributes, which may limit the liquidity of its common stock; and other economic, business, competitive, and/or regulatory factors affecting the Company’s business, including those set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 (especially in Part II, Item 1A, Risk Factors and Part I, Item 2, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections) and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law.

Please refer to the footnotes and the forward looking statements page of this document for additional information